As filed with the Securities and Exchange Commission on September 30, 2015

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

B/E AEROSPACE, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		06-1209796 (I.R.S. Employer Identification Number)
1400 Corporate Center Way Wellington, Florida 33414 (Address of Registrant’s principal executive offices)

B/E Aerospace, Inc. Amended and Restated Non-Employee Directors Stock and Deferred Compensation Plan
(Full title of the plan)

Joseph T. Lower
Vice President and Chief Financial Officer
B/E Aerospace, Inc.
1400 Corporate Center Way
Wellington, Florida 33414
(561) 791-5000
(Name, address and telephone number of agent for service)

Copies to:
Jason Lehner, Esq.
Shearman & Sterling LLP
599 Lexington Avenue, New York, NY 10022
(212) 848-7179

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	50,000	$43.21	$2,160,500	$251.05

(1)
This registration statement on Form S-8 (the “Registration Statement”) registers an aggregate of 50,000 shares of common stock, par value $0.01 per share (the “Common Stock”), available for issuance under the B/E Aerospace, Inc. Amended and Restated Non-Employee Directors Stock and Deferred Compensation Plan (the “Plan”).  In addition, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)
Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of determining the registration fee. Estimated based on the average of the high and low prices of the Common Stock, par value $0.01 per share, reported on the Nasdaq Global Select Market on September 29, 2015.

PART I

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this Registration Statement by reference.

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ending December 31, 2014;

(b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2014, including the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ending on March 31, 2015 and June 30, 2015, and the Registrant’s Current Reports on Form 8-K filed on July 31, 2015 and August 7, 2015; and

(c)
The description of the Registrant’s Common Stock contained in the Prospectus filed as part of the Registrant’s Registration Statement on Form S-1 (No. 33-33689) as amended, filed with the Commission on March 7, 1990 pursuant to Section 12 of the Exchange Act, and the description of the attached stockholder rights described in the Registrant’s Registration Statement on Form 8-K, filed with the Commission on November 18, 1998.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or issued or which deregisters all securities then remaining unsold or unissued, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

In April 2015, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2015-03, Simplifying the Presentation of Debt Issuance Costs, which updated the guidance in ASC Topic 835, Interest.  The updated guidance is effective retrospectively for annual periods and interim periods within the annual periods beginning after December 15, 2015.   Early adoption is permitted, including early adoption in an interim period.  The amendment requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. As the Registrant previously reported, the Registrant adopted ASU 2015-03 effective January 1, 2015.  The retrospective effect of this adoption as of December 31, 2013 and December 31, 2014 is a reduction of long term debt of $32.9 million and $24.4 million, respectively.  This amount was previously recorded in other assets.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

In accordance with Section 145 of the Delaware General Corporation Law (the “DGCL”), which provides for the indemnification of directors, officers and employees under certain circumstances, Article 8 of the Registrant’s Amended and Restated Certificate of Incorporation, as amended (“Article 8”), grants the Registrant’s directors and officers a right to indemnification for all expenses, liabilities and losses relating to civil, criminal, administrative or investigative proceedings to which they are a party (1) by reason of the fact that they are or were or have agreed to be directors or officers of the Registrant or (2) by reason of the fact that, while they are or were directors or officers of the Registrant, they are or were serving at the request of the Registrant as directors, officers, partners, trustees, employees or agents of another corporation, partnership, joint venture, trust or enterprise.

Article 8 further provides for the advancement of expenses incurred by officers and directors in defending such proceedings in advance of their final disposition.  The Registrant is not required to indemnify or make advance payments to any such person in connection with proceedings initiated against the Registrant by or on behalf of such person.  In addition, Article 8 provides that directors and officers therein described shall be indemnified to the fullest extent permitted by Section 145 of the DGCL or any successor provisions or amendments thereunder.

In the event that any such successor provisions or amendments provide indemnification rights broader than permitted prior thereto, Article 8 allows such broader indemnification rights to apply retroactively with respect to any predating alleged action or inaction and also allows the indemnification to continue after an indemnitee has ceased to be a director or officer of the Registrant and to inure to the benefit of the indemnitee’s heirs, executors and administrators.

Article 8 further provides that the right to indemnification is not exclusive of any other right that any indemnitee may have or thereafter acquire under any by-law, agreement, vote of directors or stockholders or otherwise, and allows the Registrant to indemnify and advance expenses to any person whom the corporation has the power to indemnify under the DGCL or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors and officers and controlling persons pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The DGCL authorizes the Registrant to purchase insurance for directors and officers of the Registrant and persons who serve at the request of the Registrant as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or enterprise against any expense, liability or loss incurred in such capacity, whether or not the Registrant would have the power to indemnify such persons against such expense or liability under the DGCL.  The Registrant intends to maintain insurance coverage for its officers and directors as well as insurance coverage to reimburse the Registrant for potential costs of its corporate indemnification of directors and officers.

Article 7 of the Registrant’s Amended and Restated Certificate of Incorporation, as amended, eliminates the personal liability of each director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See attached Exhibit list.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

(b)           That, for the purpose of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)           That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Wellington, State of Florida, on the 30th day of September, 2015.

B/E AEROSPACE, INC.

By:	/s/ Joseph T. Lower
Name:	Joseph T. Lower
Title:	Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints, Amin J. Khoury, Werner Lieberherr, Joseph T. Lower and Ryan M. Patch, each of them severally, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 30th day of September, 2015.

Signature	Title

/s/ Amin J. Khoury	Executive Chairman of the Board of Directors
Amin J. Khoury

/s/ Werner Lieberherr	President and Chief Executive Officer
Werner Lieberherr	(Principal Executive Officer)

/s/ Joseph T. Lower	Vice President and Chief Financial Officer
Joseph T. Lower	(Principal Financial Officer)

/s/ Stephen R. Swisher	Vice President – Finance, Controller and Assistant Secretary
Stephen R. Swisher	(Principal Accounting Officer)

/s/ James F. Albaugh	Director
James F. Albaugh

/s/ David J. Anderson	Director
David J. Anderson

/s/ Richard G. Hamermesh	Director
Richard G. Hamermesh

/s/ Jonathan M. Schofield	Director
Jonathan M. Schofield

/s/ Mary M. VanDeWeghe	Director
Mary M. VanDeWeghe

/s/ John T. Whates	Director
John T. Whates

Exhibit Index

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Document

4.1
Amended and Restated Certificate of Incorporation (incorporated herein by reference to the Registrant’s Registration Statement on Form S-1/A, as amended (No. 33-33689), filed with the Commission on April 18, 1990).

4.2
Certificate of Amendment of the Restated Certificate of Incorporation (incorporated herein by reference to the Registrant’s Registration Statement on Form S-1, as amended (No. 33-54146), filed with the Commission on November 3, 1992).

4.3
Certificate of Amendment of the Restated Certificate of Incorporation (incorporated herein by reference to the Registrant’s Registration Statement on Form S-3/A (No. 333-60209), filed with the Commission on December 21, 1998).

4.4
Certificate of Amendment of the Restated Certificate of Incorporation (incorporated herein by reference to the Registrant’s Registration Statement on Form S-3/A (No. 333-112493), as amended, filed with the Commission on February 13, 2004).

4.5
Certificate of Amendment of the Restated Certificate of Incorporation (incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q for the period ending June 30, 2006, filed with the Commission on August 7, 2006).

4.6
Certificate of Amendment of the Restated Certificate of Incorporation (incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q for the period ending June 30, 2012, filed with the Commission on August 8, 2012).

4.7
Certificate of Amendment of the Restated Certificate of Incorporation (incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q for the period ending June 30, 2014, filed with the Commission on July 30, 2014).

4.8	Amended and Restated By-Laws (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated December 19, 2014, filed with the Commission on December 19, 2014).

4.9	B/E Aerospace, Inc. Amended and Restated Non-Employee Directors Stock and Deferred Compensation Plan*

5	Opinion of Shearman & Sterling LLP regarding the legality of the securities being offered hereby.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Shearman & Sterling LLP (contained in Exhibit 5).*

24	Power of Attorney (included as part of the signature pages to this Registration Statement).*

*filed herewith